FOR IMMEDIATE RELEASE

March 15, 2012

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION

Freehold, New Jersey….March 15, 2012……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 234,660 square foot industrial building located at 8644 Polk Lane, Olive Branch, DeSota County, Mississippi, at a purchase price of $16.2 million.  The property is net-leased for 10 years to Anda Pharmaceuticals, Inc., a distribution division of Watson Pharmaceuticals, Inc.

The building is situated on approximately 12.3 acres. This is a brand new construction by Industrial Developments International (IDI).

Michael P. Landy, COO, commented, “Anda is the fourth largest U.S. distributor of generic pharmaceuticals.  This brand new, Class A industrial building is well located at a new industrial park and is part of the Memphis market. Anda moved to this new built-to-suit facility to be near one of Monmouth’s FedEx buildings that specializes in critical supply chain services. This makes this acquisition an excellent and natural fit for our portfolio. We look forward to building a strong, long-term relationship with Anda and Watson.”

“This LEED qualified building, constructed by IDI, also represents a new and exciting relationship for Monmouth. IDI is a well-established real estate developer focused exclusively on superior quality industrial property. We anticipate that this will be the first of many acquisitions with IDI.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants. The Company’s portfolio now consists of sixty-nine industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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